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FORM 4                                                      OMB APPROVAL
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                                                    OMB Number:        3235-0287
                                                    Expires:   December 31, 2001
                                                    Estimated average burden
                                                    hours per response.......0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the Securities
            Exchange Act of 1934, Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f) of
                       the Investment Company Act of 1940

|_| Check this box if no longer
    subject to Section 16. Form
    4 or Form 5 obligations may
    continue.  See  Instruction
    1(b)

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1. Name and Address of Reporting Person

  Benou             Robert               S.
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   (Last)           (First)           (Middle)

              5 Columbia Road
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                 (Street)

 Somerville      New Jersey           08876
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   (City)         (State)             (Zip)
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2. Issuer Name and Ticker or Trading Symbol

  Conolog Corporation (CNLG)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Day/Year

  11/15/02 & 11/19/02
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

    _X_   Director                       _____   10% Owner

    _X_   Officer (give title below)     _____   Other (specify below)

  Chairman & Chief Executive Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)

    _X_  Form Filed by One Reporting Person

   _____ Form Filed by More than One Reporting Person
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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
                                                                               5. Amount
                                   3. Transaction  4. Securities Acquired         of Securities    6. Ownership     7. Nature
                                      Code            (A) or Disposed of (D)      Beneficially        Form: Direct     of Indirect
1. Title of     2. Transaction        (Instr. 8)      (Instr. 3, 4 and 5)         Owned at End        (D) or           Beneficial
   Security            Date        -------------------------------------------    of Month            Indirect (I)     Ownership
   (Instr. 3)      (Month/Day/Year)   Code     V      Amount  (A) or (D) Price    (Instr. 3 and 4)    (Instr. 4)       (Instr. 4)
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

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Common Stock,
  $0.01 par
  value           11/15/2002         S                20,000   D        $0.1625
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Common Stock,
  $0.01 par
  value           11/19/2002         S                10,000   D        $0.1625
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Common Stock,
  $0.01 par
  value           11/19/2002         S                10,000   D        $0.1592      230,000            D
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

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).
                                                                           Page1

                                                                 SEC 1474 (7/96)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of     2. Conversion  3. Transaction  4. Transaction  5. Number of       6. Date Exercisable     7. Title and Amount of
   Derivative      or             Date            Code            Derivative         and Expiration Date     Underlying Securities
   Security        Exercise       (Month/         (Instr. 8)      Securities         (Month/Day/Year)        (Instr. 3 and 4)
   (Instr. 3)      Price of       Day/Year)                       Acquired (A)
                   Derivative                                     or Disposed of
                   Security                                       (D) (Instr. 3,
                                                                  4,and 5)
                                               -------------------------------------------------------------------------------------
                                                  Code      V     (A)        (D)     Date      Expiration     Title    Amount or
                                                                                     Exer-     Date                    Number of
                                                                                     cisable                           Shares
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

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
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                    8. Price         9. Number of      10. Ownership      11. Nature of
                       of               Derivative         Form of            Indirect
                       Derivative       Securities         Derivative         Beneficial
                       Security         Beneficially       Securities         Ownership
                       (Instr. 5)       Owned at End       Beneficially       (Instr. 4)
                                        of Month           Owned at End
                                        (Instr. 4)         of Month
                                                           (Instr. 4)
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
                                        0
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

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**Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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/s/ Robert Benou                                              11/19/02
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Robert Benou **Signature of Reporting Person                    Date

                                                                          Page 2

                                                                 SEC 1474 (7/96)